As filed with the Securities and Exchange Commission on November 29, 2023.
Registration No. 333-264114
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-264114
UNDER
THE SECURITIES ACT OF 1933

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)
Delaware	52-1868008
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6940 Columbia Gateway Drive, Suite 470
Columbia, MD 21046
(410) 970-7800
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Emmett Pepe
Chief Financial Officer
6940 Columbia Gateway Drive, Suite 470
Columbia, MD 21046
 (410) 970-7800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:

Christopher R. Johnson, Esq.
Scott R. Wilson, Esq.
Miles & Stockbridge P.C.
100 Light Street
Baltimore, Maryland 21202
(410) 727-6464

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Form S-3 Registration Statement No. 333-264114 (the “Registration Statement”) filed by GSE Systems, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), and is being filed to adjust the number of securities covered by the Registration Statement pursuant to Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company conducted a 10-for-1 reverse stock split of the Company’s common stock (the “Common Stock”) effective on October 30, 2023 (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every ten shares of the Company’s pre-reverse split Common Stock was combined and reclassified as one share of Common Stock. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would have otherwise held a fractional share of Common Stock received (upon surrender to the exchange agent of certificates representing such shares), a cash payment in lieu thereof.

This Post-Effective Amendment is being filed to reflect that the number of shares of Common Stock covered by the Registration Statement was decreased from 5,428,276 shares of Common Stock to 542,827 shares of Common Stock as a result of the Reverse Stock Split.

As no additional securities are being registered, and the registration fee was paid upon filing the original Registration Statement, no further registration fee is required. In accordance with Rule 416 of the Securities Act, this Post-Effective Amendment also registers an undetermined number of common shares that may be issued upon any future stock splits, reverse stock splits, stock dividends or other anti-dilution provisions or similar transactions.

The contents of the Registration Statement are incorporated by reference into this Post-Effective Amendment, except to the extent supplemented, amended and superseded by the information set forth herein.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the registration statement. All such expenses are estimates, other than the filing fees payable to the SEC.
Amount to be Paid
SEC registration fee	$ *
Printing Expenses	--
Accounting Fees and Expenses	--
Legal fees and expenses	--
Miscellaneous	--
Total	$ *

*
The securities subject to this Post-Effective Amendment were previously registered under the Registration Statement. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Registration Statement. As no additional securities are being registered, and the registration fee was paid upon filing the original registration statements, no further registration fee is required.

Item 15. Indemnification of Directors and Officers

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees, and agents and its former directors, officers, employees, and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines, and settlements in no derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our Restated Certificate provides that the Company shall indemnify and hold harmless, to the fullest extent not prohibited by Section 145 of the DGCL, as the same may be amended and supplemented, every person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit of proceeding by reason of the fact that such person is or was serving as a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith if such person satisfied the applicable level of care to permit such indemnification under the DGCL. The Restated Certificate provides that, subject to any requirements imposed by law or our Bylaws, the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition. Our Bylaws provide that, if and to the extent required by the DGCL, such an advance payment will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

In addition to the rights to which a director or officer may be entitled under our Restated Certificate, our Bylaws, and applicable law, we have also entered into indemnification agreements with our directors and executive officers that requires us to indemnify, and to advance expenses on behalf of, our directors and officers to the fullest extent permitted by applicable law and establish the procedures by which a director or officer may request and receive indemnification.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Our Restated Certificate also provides that a director shall, to the maximum extent permitted by Section 102(b)(7) of the DGCL (or any successor provision), have no personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Item 16. Exhibits.

Exhibit Number	Description
2.1
Securities Purchase Agreement, dated February 23, 2022, between GSE Systems, Inc. and Lind Global Fund II LP. Incorporated herein by reference to Exhibit 10.1 of GSE Systems, Inc. Form 8-K filed with the Securities and Exchange Commission on February 28, 2022.

2.2
Senior Convertible Promissory Note, dated February 23, 2022, issued to Lind Global Fund II LP. Incorporated herein by reference to Exhibit 10.2 of GSE Systems, Inc. Form 8-K filed with the Securities and Exchange Commission on February 28, 2022.

2.3
Common Stock Purchase Warrant, dated February 23, 2022, issued to Lind Global Fund II LP. Incorporated herein by reference to Exhibit 10.3 of GSE Systems, Inc. Form 8-K filed with the Securities and Exchange Commission on February 28, 2022.

3.1
Restatement of Certificate of Incorporation dated November 14, 2016. Incorporated herein by reference to Exhibit 3.1 of GSE Systems, Inc. Form 10-Q filed with the Securities and Exchange Commission on November 14, 2016.

3.2
Amendment to the Certificate of Incorporation of GSE Systems, Inc. Incorporated herein by reference to Exhibit 3.1 of GSE Systems, Inc. Form 8-K filed with the Securities and Exchange Commission on June 15, 2018.

3.3
Amendment to the Certificate of Incorporation of GSE Systems, Inc. Incorporated herein by reference to Exhibit 3.1 of GSE Systems, Inc. Form 8-K filed with the Securities and Exchange Commission on October 26, 2023.

3.4
Third Amended and Restated Bylaws of GSE Systems, Inc. Incorporated herein by reference to Exhibit 3.2 of GSE Systems, Inc. Form 8-K filed with the Securities and Exchange Commission on September 16, 2016.

3.5
First Amendment to the Third Amended and Restated Bylaws of GSE Systems, Inc. Incorporated herein by reference to Exhibit 3.2 of GSE Systems, Inc. Form 8-K filed with the Securities and Exchange Commission on June 15, 2018.

5.1+	Opinion of Miles & Stockbridge P.C.

23.1+	Consent of Dixon Hughes Goodman LLP, independent registered accounting firm for the Company.

23.2+	Consent of Miles & Stockbridge P.C. (included in Exhibit 5.1)

24+	Power of Attorney (previously filed with and included on the signature page to the Registration Statement)

107+	Filing Fee Table

+	Previously filed as an exhibit to the Registration Statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii), and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or date of the first sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on November 29, 2023.

GSE SYSTEMS, INC.

By: /s/ Kyle J. Loudermilk
Name: Kyle J. Loudermilk
Title:   Chief Executive Officer